Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Tempus Applied Solutions Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-1 of Tempus Applied Solutions Holdings, Inc. of our report dated March 25, 2015, relating to our audit of the financial statements of Tempus Applied Solutions, LLC as of December 31, 2014 and for the period from December 4, 2014 (date of inception) to December 31, 2014 which appears in Tempus Applied Solutions Holdings, Inc.’s Registration statement Amendment No. 1 to Form S-4 dated April 20, 2015. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ ELLIOTT DAVIS DECOSIMO, LLC

Greenville, South Carolina

October 20, 2015